HERBALIFE LTD.
2004 STOCK INCENTIVE PLAN

AMENDMENT TO THE STOCK OPTION AGREEMENT

This Amendment to the Stock Option Agreement (the “Amendment”) is made as of October 24, 2006, by and between Herbalife Ltd. (the “Company”), and Richard P. Goudis (the “Executive”), and will be effective.

WHEREAS, the Company and the Executive and are parties to that certain Stock Option Agreement dated April 27, 2005 (the “Agreement”);

WHEREAS, Section 17 of the Herbalife Ltd. 2004 Stock Incentive Plan (the “Plan”) provides that the Board of Directors of the Company (the “Board”) may amend the Plan and/or the terms of any award agreement entered into under the Plan at any time and from time to time;

WHEREAS, the Board wishes to amend the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Executive agree that the Agreement is hereby amended effective as of October 24, 2006 as follows:

1. Paragraph 2(b) of the Agreement is hereby renumbered Paragraph 2(e) and the following new Paragraphs 2(b), (c) and (d) are hereby added to the Agreement:

“(b) Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of a Change of Control, the vesting of the Option shall be accelerated such that 50% of the then unvested portion of the Option shall become vested and exercisable as of the date of the Change in Control.

(c) Notwithstanding anything herein or in the Plan to the contrary:

(i) in the event that, (x) within the 90-day period immediately preceding a Change in Control or (y) at any time following a Change of Control, the Optiontee’s employment with the Company and its Subsidiaries (or their respective successors) is terminated for any reason other than by reason of the Optionee’s resignation or a termination for Cause (as defined below), the Option shall become immediately and fully vested and exercisable; and

(ii) in the event of the Optionee’s death or disability (as such term is defined in Section 22(e) of the Code), the Option shall become immediately and fully vested and exercisable.

(d) Notwithstanding anything in this Agreement or the Plan to the contrary, except as set forth in Paragraph 2(c)(i), in the event that the Optionee’s employment with the Company and its Subsidiaries is terminated by the Company without Cause, and at the time of such termination of employment, Michael O. Johnson is no longer serving as Chief Executive Officer of the Company, the vesting of the Option shall be accelerated such that 50% of the then unvested portion of the Option shall become vested and exercisable as of immediately prior to such termination of employment.”

2. Except as modified hereby, the Agreement, shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

/s/ Richard P. Goudis Richard P. Goudis	HERBALIFE LTD. By: /s/ Michael O. Johnson Name: Michael O. Johnson Title: Chief Executive Officer

Rich Amendment for April 2005 Stock Option (3).DOC